Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

Presto Automation Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share (“Common Stock”), issuable upon the conversion of the January 2024 Notes	457(c)	36,000,000	$0.17	$6,120,000.00	0.00014760	$903.31
Fees to Be Paid	Equity	Common Stock, issuable upon the conversion of capitalized pay-in-kind interest on the January 2024 Notes	457(c)	10,799,549	$0.17	$1,835,923.33	0.00014760	$270.98
Fees to Be Paid	Equity	Common Stock issuable upon the conversion of the Remus Note	457(c)	3,840,000	$0.17	$652,800.00	0.00014760	$96.35
Fees to Be Paid	Equity	Common Stock, issuable upon the conversion of capitalized pay-in-kind interest on the Remus Note	457(c)	1,100,665	$0.17	$187,113.05	0.00014760	$27.62
Fees to Be Paid	Equity	Common Stock, issuable upon the exercise of warrants	457(c)	8,517,278	$0.17	$1,447,937.26	0.00014760	$213.72
Fees to Be Paid	Equity	Common Stock, issuable upon the exercise of warrants	457(c)	21,000,000	$0.17	$3,570,000.00	0.00014760	$526.93
Fees to Be Paid	Equity	Common Stock	457(c)	10,500,000	$0.17	$1,785,000.00	0.00014760	$263.47
Fees to Be Paid	Equity	Common Stock	457(c)	12,000,000	$0.17	$2,040,000.00	0.00014760	$301.10
	Total Offering Amounts					$17,638,773.64	—	$2,603.48
	Total Fees Previously Paid					—	—	—
	Total Fee Offsets					—	—	—
	Net Fee Due					—	—	$2,603.48

(1)	Consists of a maximum of 102,673,474 shares of Common Stock to be sold by the selling stockholders. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock in connection with any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price with respect to the shares are calculated based on $0.17 per share, the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Market on March 28, 2024.